Pricing Supplement No. 27 Dated June 2, 1997, to Prospectus Dated December 4, 1995 as Supplemented by Prospectus Supplement Dated
May 10, 1996

ASSOCIATES CORPORATION OF NORTH AMERICA
MEDIUM TERM SENIOR NOTES, Series I

$20,000,000 principal amount of the Series I Notes, bearing interest at 6.680% per annum and maturing on June 1, 2000, are offered by the Company through Lehman Brothers, which, as agent for the Company, has agreed to use its best efforts to solicit purchasers of the Notes.

The Notes to which this Pricing Supplement relates will be Fixed Rate Notes and will be initially issued as Book Entry Notes for settlement on June 5, 1997.

Prior to this Pricing Supplement, $384,650,000 aggregate principal amount of the Series I Notes offered pursuant to the Prospectus Supplement dated May 10, 1996 to the Prospectus dated December 4, 1995 has been sold at the interest rates then in effect. On May 21, 1997 the Company reduced the amount of the aggregate principal amount of the Series I Notes available for sale under the Prospectus and the Prospectus Supplement referred to above by $50,000,000 from $3,000,000,000 to $2,950,000,000.

Recent Financial Information


The following summary of certain consolidated financial information of the Company has been derived principally from information and financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the three months ended March 31, 1997 (in millions):

                                   Year Ended or   Three Months Ended
                                   at December 31     or at March 31
                                     1996           1996      1997
                                  ---------------  ------    ------
                                                      (Unaudited)

Revenue                            $ 6,221.4     $ 1,454.2     $ 1,679.5
Earnings Before Provision for
 Income Taxes                      $ 1,305.1     $   308.8     $   337.8
Net Earnings                       $   823.1     $   193.8     $   215.4
Finance Receivables (net of
unearned finance income and
allowance for losses)              $40,407.5     $36,370.9     $41,378.2
Stockholders' Equity               $ 5,086.2     $ 4,624.1     $ 5,291.2

